UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 11, 2010
Date of report (Date of earliest event reported)

Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	1-33169	41-1967918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(Address of principal executive offices, including zip code)

(952) 564-3500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 26, 2010, Wireless Ronin Technologies, Inc. (the “Company”) entered into a placement agency agreement (the “Agency Agreement”) with Northland Capital Markets (the “Placement Agent”) under which the Placement Agent agreed to serve as exclusive placement agent for the Company on a best efforts basis in connection with a registered direct offering by the Company of shares of the Company’s common stock (the “Offering”).

Pursuant to subscription agreements with each investor dated November 15, 2010 (the “Subscription Agreements”), the Company has agreed to issue 1,425,000 units at a price of $1.25 per unit, each unit consisting of one share of the Company’s common stock and a three-year warrant to purchase 0.20 shares of the Company’s common stock at an exercise price of $1.4375 per share.  Assuming the sale of all of the units, the Offering will result in gross proceeds to the Company of approximately $1.8 million, before deducting the Placement Agent’s fees and estimated offering expenses.

Pursuant to the Agency Agreement, the Company will pay the Placement Agent a fee equal to 7.0% of the aggregate gross proceeds received at closing from the Offering.  The Company also agreed to reimburse the Placement Agent for accountable expenses not to exceed $50,000; provided, however, that such expense reimbursement when added to the 7% fee may not exceed 8% of the gross proceeds received at closing from the Offering.  The Agency Agreement contains other terms and conditions that are customary for transactions of this nature.  The Agency Agreement, which appears as Exhibit 10.2 to this report and became a material definitive agreement of the Company upon the Company’s entry into the Subscription Agreements, is incorporated by reference in response to this Item 1.01.

The securities to be issued in the Offering will be issued pursuant to a prospectus supplement and accompanying base prospectus which will be filed with the Securities and Exchange Commission, in connection with a shelf takedown from the Company’s registration statement on Form S-3 (File No. 333-161700), which was declared effective by the Securities and Exchange Commission on September 29, 2009.  A copy of the opinion of Briggs and Morgan, P.A. relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5 hereto.

On November 16, 2010, the Company issued a press release announcing its entry into the above-referenced Subscription Agreements.  A copy of the press release is attached as Exhibit 99.1 hereto.

The form of Subscription Agreement and the form of warrant agreement for the Offering are filed as Exhibits 10.1 and 4 to this Current Report on Form 8-K and incorporated by reference in response to this Item 1.01.

The closing of the Offering is expected to take place on or about November 19, 2010, subject to the satisfaction of customary closing conditions.

ITEM 8.01	OTHER

On November 11, 2010, the Company received a purchase order valued at $1.0 million from an existing customer in the automobile industry.  Of the $1.0 million, approximately $0.7 million relates to hardware and $0.3 million is for the purchase of the Company's RoninCast® software and services.  The Company expects to complete the foregoing installations within the next 30 to 60 days.  On November 16, 2010, the Company issued a press release regarding such purchase order.  A copy of the press release is attached as Exhibit 99.2 hereto.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)           See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2010	Wireless Ronin Technologies, Inc. By: /s/ Darin P. McAreavey Darin P. McAreavey Vice President and Chief Financial Officer

EXHIBIT INDEX
Exhibit
Number                                Description

4	Form of a Warrant Agreement for 2010 Registered Direct Offering.

5	Opinion of Briggs and Morgan, P.A.

10.1	Form of Subscription Agreement for 2010 Registered Direct Offering.

10.2	Placement Agency Agreement between the Registrant and Northland Capital Markets., dated October 26, 2010.

23	Consent of Briggs and Morgan, P.A. (included in Exhibit 5).

99.1	Press release relating to financing dated November 16, 2010.

99.2	Press release relating to purchase order dated November 16, 2010.